Exhibit 4.3

APNIMED, INC.

SIXTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

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SCHEDULE A	-	SCHEDULE OF INVESTORS

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SIXTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

THIS SIXTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of March 11, 2026, by and among Apnimed, Inc., a Delaware corporation (the “Company”) and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”, and any Person that becomes a party to this Agreement in accordance with Section 6.9 hereof.

RECITALS

WHEREAS, the Company and certain of the Investors (the “Existing Investors”) are parties to that certain Investors’ Rights Agreement, dated as of June 25, 2018, as amended by that certain First Amendment to the Investors’ Rights Agreement, dated as of March 31, 2020, as amended and restated by that certain Amended and Restated Investors’ Rights Agreement, dated as of March 12, 2021, as amended and restated by that certain Second Amended and Restated Investors’ Rights Agreement, dated as of April 28, 2022, as amended and restated by that certain Third Amended and Restated Investors’ Rights Agreement, dated as of December 22, 2022, as amended and restated by that certain Fourth Amended and Restated Investors’ Rights Agreement, dated as of November 1, 2023, and as amended and restated by that certain Fifth Amended and Restated Investors’ Rights Agreement, dated as of April 23, 2025 (the “Prior Agreement”);

WHEREAS, Certain of the Investors are purchasing shares of Series D-1 Preferred Stock, par value $0.00001 per share (the “Series D-1 Preferred Stock”), pursuant to that certain Series D-1 Preferred Stock Purchase Agreement dated as of the date hereof by and among the Company and such Investors (as may be amended from time to time, the “Purchase Agreement”);

WHEREAS, pursuant to Section 6.6 of the Prior Agreement, the provisions of the Prior Agreement may be amended by the written consent of the Company and the holders of at least sixty percent (60%) of the Registrable Securities then outstanding, which 60% majority must include at least one of Sectoral, Alpha Wave, or Columbia so long as such entity (or its affiliates) holds at least a majority of the shares of Preferred Stock, originally held by it (collectively, the “Requisite Parties”); and

WHEREAS, the undersigned Existing Investors, constituting the Requisite Parties, desire to amend and restate the Prior Agreement.

NOW, THEREFORE, as a condition to the closing of the transactions contemplated by the Purchase Agreement, the Existing Investors hereby agree that the Prior Agreement is hereby amended and restated in its entirety by this Agreement and the parties to this Agreement further agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund or other investment fund now or hereafter existing that is controlled by one (1) or more general partners or managing members of, or shares the same management company with, such Person; provided that each Sectoral Investor shall be deemed to be an “Affiliate” of each other Sectoral Investor. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean, unless otherwise defined in this Agreement, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.2 “Alpha Wave” means Alpha Wave Ventures II, LP, together with its Affiliates.

1.3 “Board” means the Board of Directors of the Company.

1.4 “Class A Common Stock” means shares of Company’s Class A Common Stock, par value $0.00001.

1.5 “Class B Common Stock” means shares of Company’s Class B Common Stock, par value $0.00001.

1.6 “Class C Common Stock” means shares of Company’s Class C Common Stock, par value $0.00001.

1.7 “Columbia” means Columbia Seligman Technology and Information Fund, together with its Affiliates.

1.8 “Common Stock” means, collectively, shares of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock.

1.9 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any

state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.10 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Class A Common Stock, including options and warrants.

1.11 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.12 “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Class A Common Stock being registered is Class A Common Stock issuable upon conversion of debt securities that are also being registered.

1.13 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.14 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.15 “Founders” means Larry Miller, Andrew Wellman and Luigi Taranto.

1.16 “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.17 “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.18 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or similar statutorily recognized domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.19 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.20 “IPO” means the Company’s first underwritten public offering of its Class A Common Stock under the Securities Act.

1.21 “Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee who, either alone or in concert with others, directly develops, invents, programs, or designs any material Company Intellectual Property (as defined in the Purchase Agreement).

1.22 “Major Investor” means: (i) any Investor that, individually or together with such Investor’s Affiliates, holds at least 850,000 shares of the then-outstanding shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof, each a “Recapitalization Event”), (ii) Sectoral, for so long as Sectoral holds shares of Preferred Stock, and (iii) Alpha Wave, for so long as Alpha Wave holds shares of Preferred Stock.

1.23 “Morningside” means Morningside Venture Investments Limited, together with its Affiliates.

1.24 “New Securities” means, collectively, all shares of capital stock and other equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such shares or equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such shares or equity securities, excluding Exempted Securities (as defined in the Restated Certificate).

1.25 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.26 “Preferred Director” means any director of the Company that the holders of record of the shares of Preferred Stock or a subset of the holders of Preferred Stock, exclusively and as a separate class, are entitled to elect pursuant to the Restated Certificate.

1.27 “Preferred Stock” means, collectively, shares of the Company’s Series A Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series D-1 Preferred Stock.

1.28 “Registrable Securities” means (i) the Class A Common Stock issuable or issued upon conversion of the Preferred Stock, the Class B Common Stock and the Class C Common Stock; (ii) any Class A Common Stock, or any Class A Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; and (iii) any Class A Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.13 of this Agreement.

1.29 “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Class A Common Stock that are

Registrable Securities and the number of shares of Class A Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.30 “Restated Certificate” means the Company’s Eighth Amended and Restated Certificate of Incorporation, as amended or restated from time to time.

1.31 “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.12(b) hereof.

1.32 “SEC” means the Securities and Exchange Commission.

1.33 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.34 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.35 “Sectoral” means New Emerging Medical Opportunities Fund V SCSp, together with its Affiliates.

1.36 “Sectoral Investor” means each of Sectoral, Sectoral MCD 6 Limited, Windsor Square Investment Holding Inc. and Westland Promenade Investment Inc.

1.37 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.38 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

1.39 “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.00001 per share.

1.40 “Series A-2 Preferred Stock” means shares of the Company’s Series A-2 Preferred Stock, par value $0.00001 per share.

1.41 “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.00001 per share.

1.42 “Series C-1 Preferred Stock” means shares of the Company’s Series C-1 Preferred Stock, par value $0.00001 per share.

1.43 “Series C-2 Preferred Stock” means shares of the Company’s Series C-2 Preferred Stock, par value $0.00001 per share.

1.44 “Series C-3 Preferred Stock” means shares of the Company’s Series C-3 Preferred Stock, par value $0.00001 per share.

1.45 “Series C Preferred Stock” means, collectively, shares of the Series C-1 Preferred Stock, Series C-2 Preferred Stock, and Series C-3 Preferred Stock.

1.46 “Series D Preferred Stock” means shares of the Series D Preferred Stock, par value $0.00001 per share.

1.47 “Series D-1 Preferred Stock” has the meaning assigned to it in the recitals to this Agreement.

1.48 “Shionogi” means Shionogi & Co., Ltd., together with its Affiliates.

1.49 “Tao Capital” means Tao Invest VI LLC, together with its Affiliates.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-1 Demand. If at any time after the earlier of (i) four (4) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to any or all of the Registrable Securities then outstanding with an anticipated aggregate offering price, net of Selling Expenses, that is anticipated to exceed $15,000,000, then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from the Holders of at least fifteen percent (15%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $3,000,000, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such

Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a): (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b): (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two (2) registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one (1) demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d).

2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Class A Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable) to the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Class A Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to forty-five (45) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one (1) counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one (1) registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one (1) registration pursuant to Section 2.1(a) or Section 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the maximum extent permitted by applicable law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers,

directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the maximum extent permitted by applicable law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the written consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one (1) counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, only to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Unless otherwise agreed to by the holders of a majority of the Registerable Securities then outstanding the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least sixty percent (60%) of the Registrable Securities then outstanding, which 60% majority must include at least one of Sectoral, Alpha Wave, or Columbia so long as such entity (or its affiliates) holds at least a majority of the shares of Preferred Stock originally held by it (the “Requisite Majority”) enter into any agreement with any holder or prospective holder of any securities of the Company that (i) would provide to such holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 6.9.

2.11 “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Class A Common Stock held immediately before the effective date of the registration statement for the IPO or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Class A Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 (i) shall apply only to the IPO and not to the sale of shares acquired in the IPO or in the open market following the IPO, (ii) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and (iii) shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company obtains a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding Class A Common Stock (after giving effect to conversion into Class A Common Stock of all outstanding Preferred Stock). The underwriters in connection with such registration are intended third party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

2.12 Restrictions on Transfer.

(a) The Preferred Stock, the Class B Common Stock, the Class C Common Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock, the Class B Common Stock, the Class C Common Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. Notwithstanding the foregoing, the Company shall not require any transferee of shares pursuant to an effective registration statement or, following the IPO, SEC Rule 144, in each case, to be bound by the terms of this Agreement.

(b) Each certificate or instrument evidencing (i) the Preferred Stock, (ii) the Class B Common Stock, (iii) the Class C Common Stock, (iv) the Registrable Securities, and (v) any other securities issued in respect of the securities referenced in clauses (i), (ii), (iii) and (iv), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES EVIDENCED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF

SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES EVIDENCED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

(c) The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction or, following the IPO, the transfer is made pursuant to SEC Rule 144, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer, provided that no such notice shall be required if the intended sale, pledge or transfer complies with SEC Rule 144. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.12. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.12(b). If, in the opinion of counsel for such Holder and the Company, a restrictive legend is not required in order to establish compliance with any provisions of the Securities Act, the Company shall use its commercially reasonable efforts to remove such restrictive legend included on the certificates or instruments evidencing the Restricted Securities.

(d) Notwithstanding the foregoing, subject to compliance with applicable securities laws and regulations, and any contractual restrictions entered into by the Holder (such as a lock-up or market standoff agreement), at the Holder’s request and at the Company’s expense, the Company will use best efforts to (a) promptly remove all transfer restrictions (and any legends relating thereto) that are no longer required to restrict transfers of the securities of the Company (or its successor) held by the Holder, (b) subject to a letter agreement reasonably satisfactory to the Company and its transfer agent with respect to ongoing compliance with SEC Rule 144 under the Securities Act, cause the removal of restrictive legends restricting the sale of shares, (c) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under clause (b) to the effect that removal of such legends in such circumstances may be effected in compliance under the Securities Act, and (d) issue Registrable Securities without any such legend in certificated or book-entry form or by electronic delivery, at the Holder’s option, within two (2) trading days of such Holder’s request; provided that (i) the Holder has held such shares (and/or any predecessor shares allowing for tacking of the holding period under SEC Rule 144) for at least six (6) months or twelve (12) months, as applicable and (ii) the Holder is not an affiliate of the Company for the purposes of SEC Rule 144 at such time. If restrictive legends are no longer required for Registrable Securities pursuant to the foregoing, the Company shall, in accordance with the provisions of this section and within two (2) trading days of any request therefor from the Holder deliver to the transfer agent irrevocable instructions that the transfer agent shall make a new, non-legended entry for such book entry Registrable Securities. The Company shall be responsible for the fees of its transfer agent and any Depository Trust Company fees associated with such issuance.

2.13 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earliest to occur of:

(a) the closing of a Deemed Liquidation Event (as such term is defined in the Restated Certificate);

(b) such time as SEC Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation; and

(c) the fifth anniversary of the IPO.

3. Information and Observer Rights.

3.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor:

(a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year and (ii) statements of income and of cash flows for such year, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP), which financial statements shall be audited and certified by independent public accountants of regionally or nationally recognized standing selected by the Company, unless the Board, including the approval of a majority of the Preferred Directors, determines that such financial statements may be unaudited for such fiscal year;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement for such month and an unaudited balance sheet as of the end of such month, which financial delivery shall include a comparative analysis of the prior year and the year to date budget, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(d) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company and the end of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Class A Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Class A Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any;

(e) as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(f) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date forty-five (45) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this

Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Observer Rights.

(a) As long as Sectoral owns at least 50% of the (i) shares of Series C-1 Preferred Stock and Series C-2 Preferred Stock that it purchased pursuant to that certain Series C Stock Purchase Agreement, dated as of April 28, 2022 (including shares of Class A Common Stock issued upon conversion of Series C-1 Preferred Stock and Series C-2 Preferred Stock) and (ii) shares of Series C-3 Preferred Stock that it purchased pursuant to that certain Series C-3 Purchase Agreement, dated as of December 22, 2022 (including shares of Class A Common Stock issued upon conversion of Series C-3 Preferred Stock), the Company shall invite a representative of Sectoral to attend all meetings of the Board in a nonvoting observer capacity (the “Sectoral Board Observer”). The Company shall provide the Sectoral Board Observer with copies of all notices, minutes, consents and other materials that the Company provides its directors at any such meeting at the same time and in the same manner as provided to such director; provided, however, that the Sectoral Board Observer shall agree to hold in confidence all information so provided; provided further that Section 3.5 of this Agreement shall apply to any information so provided to the Sectoral Board Observer, mutatis mutandis; provided, further, the Company reserves the right to withhold any information and to exclude the Sectoral Board Observer from any meeting or portion thereof if: (i) the Company believes it is reasonably necessary to preserve attorney-client privilege between the Company and its counsel; (ii) access to such information or attendance at such meeting could result in disclosure of trade secrets; or (iii) access to such information or attendance at such meeting could result in a conflict of interest between the Sectoral Board Observer and/or Affiliates of the Sectoral Board Observer and the Company or its counsel. The Company shall in good faith endeavor to ensure that meetings of the Board or committees thereof are conducted in such a manner as to minimize those portions during which the Sectoral Board Observer shall be excluded, with a view of allowing the Sectoral Board Observer to attend and observe such meetings to the maximum extent possible.

(b) As long as Columbia owns (i) at least 50% of the shares of Series B Preferred Stock that it purchased pursuant to that certain Series B Stock Purchase Agreement, dated as of March 12, 2021 (including shares of Class A Common Stock issued upon conversion of Series B Preferred Stock), (ii) at least 50% of the shares of Series D Preferred Stock that it purchased pursuant to that certain Series D Preferred Stock Purchase Agreement dated as of April 23, 2025 (including shares of Class A Common Stock issued upon conversion of Series D Preferred Stock), and (iii) at least 50% of the shares of Series D-1 Preferred Stock that it purchased pursuant to the Purchase Agreement, the Company shall invite a representative of each of Columbia to attend all meetings of the Board in a nonvoting observer capacity (the “Columbia Board Observer”). The Company shall provide the Columbia Board Observer with copies of all notices, minutes, consents and other materials that the Company provides its directors at any such meeting at the same time and in the same manner as provided to such director; provided, however, that the Columbia Board Observer shall agree to hold in confidence all information so provided; provided, further, the Company reserves the right to withhold any information and to exclude the Columbia Board Observer from any meeting or portion thereof if: (i) the Company believes it is reasonably necessary to preserve attorney-client privilege between the Company and its counsel; (ii) access to such information or attendance at such meeting could result in disclosure of trade secrets; (iii) access to such information or attendance at such meeting could result in a conflict of interest between the Columbia Board Observer and/or Affiliates of the Columbia Board Observer and the Company or its counsel; or (iv) the Columbia Board Observer represents and/or is affiliated with a competitor of the Company. The Company shall in good faith endeavor to ensure that meetings of the Board or committees thereof are conducted in such a manner as to minimize those portions during which the Columbia Board Observer shall be excluded, with a view of allowing the Columbia Board Observer to attend and observe such meetings to the maximum extent possible.

(c) As long as Alpha Wave owns at least 50% of (i) the shares of Series C-1 Preferred Stock and Series C-2 Preferred Stock that it purchased pursuant to that certain Series C Stock Purchase Agreement, dated as of April 28, 2022 (including shares of Class A Common Stock issued upon conversion of Series C-1 Preferred Stock and Series C-2 Preferred Stock) and (ii) shares of Series C-3 Preferred Stock that it purchased pursuant to that certain Series C-3 Purchase Agreement, dated as of December 22, 2022 (including shares of Class A Common Stock issued upon conversion of Series C-3 Preferred Stock), the Company shall invite a representative of Alpha Wave to attend all meetings of the Board in a nonvoting observer capacity (the “Alpha Wave Board Observer”). The Company shall provide the Alpha Wave Board Observer with copies of all notices, minutes, consents and other materials that the Company provides its directors at any such meeting at the same time and in the same manner as provided to such director; provided, however, that the Alpha Wave Board Observer shall agree to hold in confidence all information so provided; provided further that Section 3.5 of this Agreement shall apply to any information so provided to the Alpha Wave Board Observer, mutatis mutandis; provided, further, the Company reserves the right to withhold any information and to exclude the Alpha Wave Board Observer from any meeting or portion thereof if: (i) the Company believes it is reasonably necessary to preserve attorney-client privilege between the Company and its counsel; (ii) access to such information or attendance at such meeting could result in disclosure of trade secrets; (iii) access to such information or attendance at such meeting could result in a conflict of interest between the Alpha Wave Board Observer and/or Affiliates of the Alpha Wave Board Observer and the Company or its counsel. The Company shall in good faith endeavor to ensure that meetings of the Board or committees thereof are conducted in such a manner as to minimize those portions during which the Alpha Wave Board Observer shall be excluded, with a view of allowing the Alpha Wave Board Observer to attend and observe such meetings to the maximum extent possible.

(d) As long as Shionogi owns at least 50% of the shares of Class B Common Stock and Class C Common Stock that it purchased pursuant to Purchase Agreement and that certain Common Stock Purchase Agreement, dated as of November 1, 2023 (including shares of Class A Common Stock issued upon conversion of the Class B Common Stock and the Class C Common Stock), the Company shall invite a representative of Shionogi to attend all meetings of the Board in a nonvoting observer capacity (the “Shionogi Board Observer”). The Company shall provide the Shionogi Board Observer with copies of all notices, minutes, consents and other materials that the Company provides its directors at any such meeting at the same time and in the same manner as provided to such director; provided, however, that the Shionogi Board Observer shall agree to hold in confidence all information so provided in accordance with Section 3.5; provided further that Section 3.5 of this Agreement shall apply to any information so provided to the Shionogi Board Observer, mutatis mutandis; provided, further, that the Company reserves the right to withhold any information and to exclude the Shionogi Board Observer from any meeting or portion thereof if: (i) the Company believes it is reasonably necessary to preserve attorney-client privilege between the Company and its counsel; (ii) access to such information or attendance at such meeting could result in disclosure of trade secrets not already disclosed to Shionogi; or (iii) access to such information or attendance at such meeting could result in a conflict of interest between the Shionogi Board Observer and/or Affiliates of the Shionogi Board Observer and the Company or its counsel. The Company shall in good faith endeavor to ensure that meetings of the Board or committees thereof are conducted in such a manner as to minimize those portions during which the Shionogi Board Observer shall be excluded, with a view of allowing the Shionogi Board Observer to attend and observe such meetings to the maximum extent possible.

3.4 Termination of Information and Observer Rights. The covenants set forth in Section 3.1, Section 3.2 and Section 3.3 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(b), 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, whichever event occurs first.

3.5 Confidentiality. Each Investor severally and not jointly agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Company or to enforce its rights under this Agreement or any other Transaction Agreement (as defined in the Purchase Agreement) to which the Company is a party) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, (c) in the case of Shionogi, is information made known or disclosed to or otherwise comes into the possession of Shionogi as a result of or in connection with its position and actions taken as a member of the joint venture with the Company established pursuant to that certain Amended and Restated Limited Liability Company Agreement between Shionogi and the Company, dated as of November 1, 2023 (the “LLC Agreement”), provided that Shionogi complies with Section 15(b) of the LLC Agreement, or (d) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals, and with respect to Alpha Wave, Sectoral, each Sectoral Investor, Morningside, Columbia, Tao Capital and

Shionogi, their respective advisors and their respective attorneys, accountants, consultants and other advisors, to the extent necessary to obtain their services in connection with monitoring its investment in the Company or to enforce its rights under this Agreement or any other agreement to which the Company is a party; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.5; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and such Person either (y) agrees in writing to maintain in strict confidentiality such information or (z) has a fiduciary, contractual or other duty to the Investor to maintain the confidentiality of such information; or (iv) as may otherwise be required by applicable law, provided that, to the extent permitted by applicable law, the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4. Rights to Future Stock Issuances.

4.1 Right of First Offer. Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or issue any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Major Investor (“Investor Beneficial Owners”); provided that, each such Affiliate or Investor Beneficial Owner agrees to enter into this Agreement and each of the Sixth Amended and Restated Voting Agreement and the Sixth Amended and Restated Right of First Refusal and Co-Sale Agreement dated of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement.

(a) The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities. If the consideration to be paid for the New Securities is not cash, the fair market value of the consideration shall be determined in good faith by the Board, including a majority of the Preferred Directors, and a reasonably detailed explanation of the Board’s determination of such value shall be included in the Offer Notice. All Major Investors electing to participate in the offering of such New Securities shall pay the cash equivalent thereof as so determined.

(b) By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Class A Common Stock then held by such Major Investor (including all shares of Class A Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock, the Class B Common Stock and the Class C Common Stock and any other Derivative Securities then held by such Major Investor) bears to the total Class A Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock, Class B Common Stock and Class C Common Stock and other Derivative Securities). At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Class A Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock, Class B Common Stock and Class C Common Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Class A Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock, Class B Common Stock and Class C Common Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed New Securities. The closing of any sale pursuant to this Section 4.1 shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.1.

(d) The right of first offer in this Section 4.1 shall not be applicable to Exempted Securities (as defined in the Restated Certificate).

4.2 Termination. The covenants set forth in Section 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO or (ii) upon a Deemed Liquidation Event, whichever event occurs first.

5. Additional Covenants.

5.1 Insurance. The Company shall maintain Directors and Officers liability insurance and term “key person” insurance on Larry Miller, in each case in an amount and on terms and conditions satisfactory to the Board, until such time as the Board determines that such insurance should be discontinued. The key person policy shall name the Company as loss payee, and neither policy shall be cancelable by the Company without prior approval by the Board, including a majority of the Preferred Directors. Larry Miller hereby covenants and agrees that, to the extent he is named under such key person policy, he will execute and deliver to the Company, as reasonably requested, a written notice and consent form with respect to such policy. Notwithstanding any other provision of this Section 5.1 to the contrary, for so long as any Preferred Director is serving on the Board, the Company shall not cease to maintain Directors and Officers liability insurance.

5.2 Employee Agreements. The Company will cause each Person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement substantially in the form approved by the Board. The Company will cause the Founders and each Key Employee now or hereafter employed by it or any subsidiary to enter into a restrictive covenant agreement containing one-year non-competition and non-solicitation provisions substantially in the form approved by the Board and in compliance with the laws of the jurisdiction in which such individual resides. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of the Board.

5.3 Employee Stock. Unless otherwise approved by the Board, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) twenty five percent (25%) vesting after one (1) year, with the remainder vesting monthly over the following thirty six (36) months, and (ii) a market stand-off provision substantially similar to that in Section 2.11. In addition, unless otherwise approved by the Board, the Company shall retain a “right of first refusal” on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

5.4 Board Matters. Unless otherwise determined by the Board, the Board shall meet at least quarterly. The Company shall reimburse the non-employee directors, the Sectoral Board Observer, the Alpha Wave Board Observer and Shionogi Board Observer for all reasonable out-of-pocket travel and related expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board (or any committee thereof) or in connection with any services performed by a Director at the request of the Company. Each non-employee director shall be entitled in such person’s discretion to be a member of all committees of the Board of Directors.

5.5 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company’s bylaws, its Restated Certificate, or elsewhere, as the case may be.

5.6 Right to Conduct Activities. The Company hereby agrees and acknowledges that each of Alpha Wave, Sectoral, Morningside, Columbia and Tao Capital are

professional investment funds, and as such invests in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently propose to be conducted). Further, the Company acknowledges that Shionogi is a conglomerate that engages in numerous businesses, including some that may or do compete with the Company. The Company hereby agrees that, to the extent permitted under applicable law, Alpha Wave, Sectoral, Morningside, Columbia and Tao Capital shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by such institutional Investor in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of such institutional Investor to assist any such competitive company, whether or not such action was taken as a member of the board of directors/managers of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) an institutional Investor from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company. The Company further agrees that Shionogi shall not be liable to the Company for any claim arising out of, or based upon, (i) Shionogi’s direct or indirect, acquisition of, investment in, operation or management of, or provision of financing and assistance in any business or entity competitive with the Company, or (ii) actions taken by any director, officer or other representative of Shionogi to oversee, manage or assist any such competitive company, whether or not such action was taken as a member of the board of directors/managers of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve Shionogi from liability associated with (x) the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement and (y) any violation or breach of the LLC Agreement.

5.7 Foreign Corrupt Practices Act. The Company shall not, and shall not permit any of its Affiliates or any of its or their respective directors, officers, managers, members or employees, in each case with respect to the Company’s business, to, (a) give, agree, offer or promise to give any illegal gift, contribution, payment, bribe, kickback or anything of value to any supplier, customer, governmental official or employee, political party, candidate for public office or other Person or entity who was, is or may be in a position to help or hinder the Company or make or agree to make an illegal contribution, or reimburse any illegal political gift or contribution made by any other person or entity, to any candidate for federal, state, local or foreign public office or political party, or (b) establish or maintain any unrecorded fund or asset or made any false, incomplete or misleading entries on any books or records for any purpose, in each case, in violation of the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption laws in any applicable jurisdiction.

5.8 Matters Requiring Investor Director Approval. So long as any of the holders of Preferred Stock are entitled to elect a Preferred Director, the Company hereby covenants and agrees with each of the Investors that it shall not, directly or indirectly, without approval of the Board, which approval must include the affirmative vote of a majority of the Preferred Directors:

(a) make any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b) make any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board;

(c) guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(d) make any investment inconsistent with any investment policy approved by the Board;

(e) incur any aggregate indebtedness in excess of $100,000 that is not already included in a budget approved by the Board, other than trade credit incurred in the ordinary course of business;

(f) otherwise enter into or be a party to any transaction with any director, officer, stockholder, or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person;

(g) hire, terminate, or change the compensation of the executive officers, including approving any option grants or stock awards to executive officers;

(h) change the principal business of the Company, enter new lines of business, or exit the current line of business;

(i) sell, assign, license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business;

(j) approve the Budget; or

(k) enter into any corporate strategic relationship involving the payment, contribution, or assignment by the Company or to the Company of money or assets greater than $1,000,000; provided that the Chief Executive Officer of the Company may enter into any contract and/or authorize any expenditure that is included in the Company’s Board-approved Budget.

5.9 Indemnification Matters. The Company hereby acknowledges that one (1) or more of the Preferred Directors nominated to serve on the Board of Directors by one (1) or more Investors may have certain rights to indemnification, advancement of expenses and/or insurance provided by one (1) or more of the Investors and certain of their Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Preferred Director are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Preferred Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Preferred Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Preferred Director to the extent legally permitted and as required by the Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Preferred Director), without regard to any rights such Preferred Director may have against the Investor Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any such Preferred Director with respect to any claim for which such Preferred Director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Preferred Director against the Company. The Preferred Directors and the Investor Indemnitors are intended third-party beneficiaries of this Section 5.9 and shall have the right, power and authority to enforce the provisions of this Section 5.9 as though they were a party to this Agreement.

5.10 Termination of Covenants. The covenants set forth in this Section 5, except for Section 5.5 and Section 5.9, shall terminate and be of no further force or effect (i) immediately upon the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(b), 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, whichever event occurs first.

6. Miscellaneous.

6.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one (1) or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least five percent (5%) of Registrable Securities (subject to appropriate adjustment in connection with any Recapitalization Event); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

6.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; or (iii) three (3) business days after the business day of deposit with a nationally recognized overnight courier, freight prepaid, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy (which shall not constitute notice) shall also be sent to Troutman Pepper Locke LLP, Attention: Christopher Miller and Daniel Sieck, 111 Huntington Avenue, 9th Floor, Boston, MA 02199-7613.

6.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of (i) the Company, and (ii) the Requisite Majority; provided that the Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to be a waiver); provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, (a) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction), (b) Subsections 3.1 and 3.2, Section 4 and any other section of this Agreement applicable to the Major Investors (including this clause

(b) of this Subsection 6.6) may not be amended, modified, terminated or waived without the written consent of: (1) the holders of at least sixty percent (60%) of the Registrable Securities then outstanding and held by the Major Investors and (2) the holders of at least fifty-five percent (55%) of the shares of Series C Preferred Stock then held by Major Investors who were not previously stockholders of the Company, nor were any of such Major Investors’ affiliates or affiliated funds previously stockholders of the Company, prior to the Series C-1 Original Issue Date (as defined in the Restated Certificate); (c) Section 3.3, Section 5.6 and this clause (c) of this Subsection 6.6 may not be amended, modified, terminated or waived, with respect to Sectoral, without the written consent of Sectoral, with respect to Morningside, without the written consent of Morningside, with respect to Columbia, without the written consent of Columbia, with respect to Tao Capital, without the written consent of Tao Capital, with respect to Alpha Wave, without the written consent of Alpha Wave or; with respect to Shionogi, without the written consent of Shionogi, (d) Section 1.19(ii), Section 5.4, Section 5.8, Section 5.9 and this clause (d) of this Subsection 6.6 may not be amended, modified, terminated or waived without the written consent of Sectoral, (e) Section 1.19(iii), Section 5.4, Section 5.8, Section 5.9 and this clause (e) of this Subsection 6.6 may not be amended, modified, terminated or waived without the written consent of Alpha Wave, and (f) Section 5.4 and this clause (f) of this Section 6.6 may not be amended, modified, terminated or waived without the written consent of Shionogi. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one (1) or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7 Severability. If one (1) or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock after the date hereof, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10 Entire Agreement. This Agreement (including the Schedule hereto), the Restated Certificate and the other Transaction Agreements (as defined in the Purchase Agreement)

constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

6.11 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.12 Rules of Construction. The words “hereby,” “herein,” “hereof;” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in Section 1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America. The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

6.13 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

6.14 WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES

THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Sixth Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

APNIMED, INC.

By:	/s/ Lawrence G. Miller

Name: Lawrence G. Miller
Title: President and Chief Executive Officer

[Signature Page to Sixth Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Sixth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

COLUMBIA SELIGMAN TECHNOLOGY AND INFORMATION FUND, A SERIES OF COLUMBIA FUNDS SERIES TRUST II

By:	/s/ Charles Chiesa
Name:	Charles Chiesa
Title:	Treasurer and Chief Accounting Officer (Principal Accounting Officer) and Principal Financial Officer

[***]

[Signature Page to Sixth Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Sixth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

TAO INVEST VI LLC
By: TAO CAPITAL MANAGEMENT, LP, Manager

By:	/s/ Lori D. Mills
Name: Lori D. Mills
Title: President
[***]

TAO INVEST VII LLC
By: TAO CAPITAL MANAGEMENT, LP, Manager

By:	/s/ Lori D. Mills
Name: Lori D. Mills
Title: President
[***]

TAO INVEST VIII LLC
By: TAO CAPITAL MANAGEMENT, LP, Manager

By:	/s/ Lori D. Mills
Name: Lori D. Mills
Title: President
[***]

[Signature Page to Sixth Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Sixth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

For and on behalf of MORNINGSIDE VENTURE INVESTMENTS LIMITED

/s/ Jill Marie Franklin
/s/ Frances Anne Elizabeth
Authorized Signatories
By: Jill Marie Franklin / Frances Anne Elizabeth Richard

[***]

[Signature Page to Sixth Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Sixth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

NEW EMERGING MEDICAL OPPORTUNITIES FUND V SCSP

By: SECTORAL ASSET MANAGEMENT INC., its Investment Manager

By:	/s/ Michael Sjöström
Name: Michael Sjöström
Title: Co-founder and Partner

[***]

[Signature Page to Sixth Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Sixth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

/s/ David Andrew Wellman
David Andrew Wellman

[Signature Page to Sixth Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Sixth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

SECTORAL MCD 6 LIMITED

By: SECTORAL ASSET MANAGEMENT INC., its Investment Manager

By:	/s/ Michael Sjöström
Name: Michael Sjöström
Title: Co-founder and Partner

[***]

[Signature Page to Sixth Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Sixth Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

ALPHA WAVE VENTURES II, LP,
By:	ALPHA WAVE VENTURES GP,
LTD, its general partner

By:	/s/ Cathy Weist
Name: Cathy Weist
Title: Authorized Signatory

[***]

[Signature Page to Sixth Amended and Restated Investors’ Rights Agreement]

SCHEDULE A

Investors

[***]